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                                                                    EXHIBIT 99.2


                   PRESS RELEASE OF WES-TENN BANCORP, INC.

June 16, 1995

         BancorpSouth, Inc. of Tupelo, MS, and Wes-Tenn Bancorp, Inc. of Covington, TN today announced a definitive agreement that will result in the merger of the two bank holding companies.

         The agreement signed today calls for exchanging .6296 shares of BancorpSouth stock for each share of Wes-Tenn Bancorp stock in the transaction valued at $61.3 million.

         Wes-Tenn Bancorp, Inc. is a one-bank holding company whose principal subsidiary is the $337-million asset Tennessee Community Bank headquartered in Covington. Tennessee Community Bank has offices in 11 West Tennessee communities including Alamo, Brownsville, Covington, Dresden, Henning, Humboldt, Millington, Pickwick, Ridgely, Selmer and Somerville. In addition, the bank owns TC Finance, Inc, a personal finance company with offices in Covington, McKenzie, Trenton and Waverly and Wes-Tenn Life Insurance Company.

         BancorpSouth is a multi-bank holding company whose principal subsidiaries include the $435 million asset Volunteer Bank of Jackson, TN and the $2.2 billion asset Bank of Mississippi, headquartered in Tupelo and the $190 million asset Laurel Federal Savings and Loan Association.

         Tennessee Community Bank and Volunteer Bank will merge, resulting in Volunteer Bank expanding to serve 17 West Tennessee communities from approximately 30 banking locations. The combined Volunteer Bank will have approximately $800 million of assets and will be the largest financial institution in West Tennessee outside of Shelby County.

         Tennessee Community Bank President and Chief Executive Officer Charles Ennis said "This merger is an opportunity for Tennessee Community Bank and our fine staff to make an even greater contribution to the people and the communities we serve. We were only interested in a merger that would provide us with a greater capacity to serve the people who have made our bank successful.

         BancorpSouth Chairman and Chief Executive Officer Aubrey B. Patterson said "We are excited about the opportunity for BancorpSouth to expand in West Tennessee. Volunteer Bank will be adding 15 offices in 11 counties and will be in an extremely strong marketing position to bring our story of comprehensive banking services to all of West Tennessee."

         "Our focus on community bank management and local economic development is very similar to that of Tennessee Community Bank. Both Volunteer Bank and Tennessee Community Bank bring great strength to this combined entity," Patterson added.
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Press Release


         Patterson concluded "I am particularly pleased to have Charles Ennis and Don Stephens, two experienced bankers, affiliated with our company. They bring a great wealth of experience and management talent to our bank."

         Volunteer Bank Chairman and Chief Executive Officer Mike Weeks said "We are extremely pleased to have the opportunity to merge with Tennessee Community Bank. This is an exceptionally fine bank, and we share a common service and operating philosophy. Our staffs, our services and banks will meld quickly to become a stronger financial force dedicated to the development of West Tennessee."

         The merger must be approved by the shareholders of Wes-Tenn Bancorp, Inc. in addition to regulatory authorities. Bank officials estimate the approval process will take approximately 5 months.